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EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

The Board of Directors
SSP Solutions, Inc.

        We consent to the incorporation herein by reference of our report dated April 16, 2002, relating to the consolidated balance sheets of SSP Solutions, Inc. as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity, cash flows for each of the years in the three-year period ended December 31, 2001, and the related financial statement schedule, which report appears in amendment no. 1 to the December 31, 2001 annual report on Form 10-K of SSP Solutions, Inc., and to the reference to our firm under the heading "Experts" in the prospectus.

        Our report dated April 16, 2002 contains an explanatory paragraph that states that the Company has suffered significant operating losses, has used cash in operating activities, has an accumulated deficit and deficit working capital, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.

                      /s/ KPMG LLP
                      KPMG LLP

Costa Mesa, California
July 19, 2002

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  EXHIBIT 23.1
INDEPENDENT AUDITORS' CONSENT